Exhibit 5.1

January 14, 2011

Ascena Retail Group, Inc.
30 Dunnigan Drive
Suffern, New York 10901

Re:       Ascena Retail Group, Inc.

Ladies and Gentlemen:

          We are acting as counsel to Ascena Retail Group Inc., a Delaware corporation (the “Company”), in connection with the Post-Effective Amendment No. 1 to Registration Statements on Form S-8, File Nos. 333-138506, 333-136061, 333-18135 and 33-60196 (collectively, the “Post-Effective S-8 Registration Statements”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), registering shares of common stock, par value $.01 per share, of the Company (the “Shares”) under the The Dress Barn, Inc. 2010 Stock Incentive Plan (formerly known as “The Dress Barn, Inc. 2001 Stock Incentive Plan”), The Dress Barn, Inc. 2005 Employee Stock Purchase Plan, The Dress Barn, Inc. 401(k) Savings and Retirement Plan (formerly known as “Dress Barn, Inc. 401(k) Profit Sharing Retirement Savings Plan”), The Dress Barn, Inc. 1995 Stock Option Plan, and The Dress Barn, Inc. 1993 Incentive Stock Option Plan (collectively, the “Plans”).

          We have examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, documents, agreements and instruments relating to the Company, and certificates of public officials and of representatives of the Company, and have made such investigations of law, and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed proper or necessary as a basis for rendering this opinion.

          Based upon and subject to the foregoing, we are of the opinion that the Shares will be, when issued in accordance with the respective provisions of the Plans and, if applicable, the options granted thereunder (including payment of the option exercise prices provided for therein), validly issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Post-Effective S-8 Registration Statements. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Proskauer Rose LLP

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